MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT dated for reference the 19th day of June 2017.

BETWEEN:

Lexaria Bioscience Corp.., a company duly incorporated under the laws of the State of Nevada and having its office at 156 Valleyview Rd, Kelowna BC Canada V1X 3M4

(hereinafter referred to as the “Company”)

OF THE FIRST PART

AND

Phil Ainslie, PhD, Professor and Canada Research Chair in Cerebrovascular Physiology, University of British Columbia Okanagan and having an office at 3333 University way, Kelowna BC Canada V1V 1V7

(hereinafter referred to as "the Consultant" or “Consultant”)

WHEREAS:

A.	The Company wishes to employ Consultant as its Advanced Education Research Manager on the terms and conditions hereinafter set forth, effective June 19, 2017.

B.

Consultant has agreed to provide the Services to the Company on the terms and conditions set out in this Agreement. This Agreement dated June 19, 2017, supersedes any other previous agreements between the Parties.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of the covenants and agreements hereinafter contained the parties hereto have agreed as follows:

1.	ENGAGEMENT OF SERVICES

1.1.	The Company hereby engages Consultant to provide Services as an independent contractor to the Company under the direction of the chief executive officer and president; and

1.2.	Consultant hereby agrees to perform the following duties required of him, in a part-time position expected to average 10 hours per week, in accordance with the terms of this agreement namely:

(a)

Initiate and complete grant-writing to obtain financial support for Consultant/Company research studies. In consultation with the Company President and CEO, design and manage R&D programs designed to investigate the Company’s technology and products, including but not limited to; nitric oxide and endothelial function response to ingestion of Company products and of products/substance processed with Company technology; pharmacokinetic and pharmacodynamic/performance studies to evaluate effectiveness and timeliness of human absorption of Company products, and of products/substances processed with Company technology; manage and supervise lab personnel and others as required to achieve any of the above objectives; and any other duties that should be reasonably expected of an experienced Advanced Education Research Manager;

(b)

General Services. Consultant shall serve the Company (and/or such subsidiary or subsidiaries of the company as the Company may from time to time require) in such consulting capacity or capacities as may from time to time be determined by senior management of the Company and shall perform such duties and exercise such powers as may from time be determined by senior Company management, as an independent contractor. Consultant will work as needed with partners, shareholders and other stakeholders as required by the Company. Consultant shall fulfill all duties expected of a Advanced Education Research Manager of a biotechnology/bioscience company that should be reasonably expected by and at the pleasure of the Board of Directors (together with all other items within Section 1.2, the “Services”).

2.	TERM

2.1.

The initial term of this Agreement shall be for a period of twelve (12) months, commencing as of the 30th day of June 2017 and continuing month to month thereafter with all terms in effect unless and until terminated as hereinafter provided. A results-based evaluation and performance assessment will be carried out at the six-month mark to determine whether results acceptable to the Company has been achieved. A results-based evaluation and performance assessment will be carried out at the twelve-month mark to determine whether results acceptable to the Company has been achieved in which case this Agreement would be expected to continue on a month-to-month basis or on terms then to be negotiated.

3.	SERVICES

3.1	Consultant agrees to perform the Services contracted hereunder including the following:

(a)	to carry out all functions associated with the Services to the best of his skill and ability for the benefit of the Company;

(b)	to carry out the Services in a timely manner;

(c)	to work exclusively for the Company and to not work for other public companies during the time of engagement under this Agreement;

(d)	to act, at all times during the term of this Agreement, in the best interests of the Company; and

(e)	to use his best endeavors to preserve the goodwill and reputation of the Company and the relationship between the Company and its shareholders.

4.	REMUNERATION

4.1.	The Company shall pay to Consultant for all Services rendered hereunder:

4.2.

the sum of three-thousand, eight-hundred and fifty-four dollars (CDN$3,854.17) plus Harmonized Sales Tax (HST) per month payable the last day of each calendar month, together with any such increments or bonuses thereto as the CEO or the President of the Company may from time to time determine.

4.3.

Consultant’s out of pocket expenses incurred on behalf of the Company shall be paid by the Company. Examples would include but not be limited to: normal day to day office operational expenses, client/shareholder/investor entertainment, and travel but not including home office rent. In respect of expenses, Consultant shall provide statements and vouchers to the Company on a monthly basis and it is expressly agreed that expenses for which no receipt is provided will be disallowed. Monthly expenses are capped at $1,000 without written (email or other) approval in advance from either the chief executive officer or president.

5.	INTELLECTUAL PROPERTY

5.1.

Company Intellectual Property: the Company retains full, absolute, and complete rights to all processes covered or described in all of their issued patents and patent applications filed prior to the date of this Letter of Intent, and any future continuations, continuations in part or divisional applications filed thereto, including but not limited to the US Provisional patent applications, US Utility patent applications, and the International and national patent applications thereunder (the “Technology” or the “Company IP”), unless the Company allows these applications to abandon or lapse, or otherwise fails to protect the Technology .

5.2.

Consultant Intellectual Property: Any existing intellectual property resulting from the Consultant’s prior work, know-how, or development that does not include or rely upon the Technology, Company IP or jointly owned intellectual property, shall be owned by the Consultant (“Consultant IP”).

5.3.

Improvements: The entire right and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from the Company IP and which are improvements thereto by the Company, the Consultant, its employees or others acting solely on the Company’s behalf under shall be owned solely by the Company. Rights and title to improvements whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from the Company IP and which are improvements thereto by the Consultant, its employees or associates, and which are learned or discovered as a result of work conducted under this Agreement, shall be owned by the Company.

6.	TERMINATION

6.1.	This Agreement may be terminated by either party at any time by sixty (60) days notice in advance, in writing given by Consultant to the Company, or by the Company to Consultant.

6.2.	The Company may terminate this Agreement at any time, without further obligation to Consultant if Consultant breaches any of the terms and conditions of this Agreement.

7.	NOTICE

7.1.

Any notice to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered to, or sent by prepaid registered post addressed to, the respective addresses of the parties appearing on the first page of this Agreement (or to such other address as one party provides to the other in a notice given according to this paragraph). Where a notice is given by registered post it shall be conclusively deemed to be given and received on the fifth day after its deposit in a Canada post office any place in Canada.

8.	TAXES

7.1	Consultant shall be responsible for the payment of its income, capital gains and all other taxes and other remittances including but not limited to any form of insurance as shall be required by any governmental entity (including but not limited to health insurance and federal and state or provincial income taxes), though not including Director’s and Officer’s insurance which is paid for and provided by the Company, with respect to compensation paid by the Company to Consultant, and nothing in this Agreement implies or creates a relationship of employment. Consultant agrees to indemnify the Company for any tax, insurance or other remittance Consultant fails to make and which the Company may be obligated to pay.

9.	MISCELLANEOUS

8.1	This Agreement may not be assigned by either party without the prior written consent of the other.

8.2	The titles of headings to the respective paragraphs of this agreement shall be regarded as having been used for reference and convenience only.

8.3	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

8.4	This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia, Canada.

8.5

Expenses. Consultant shall be reimbursed for all travelling and other expenses actually and properly incurred by it in connection with its duties hereunder, not including commuting to the office that is the normal place of business. For all such expenses Consultant shall furnish to the Company statements, receipts and vouchers for such out-of-pocket expenses on a monthly basis. Consultant is pre-authorized to incur up to $1,000 per month, cumulatively, in relevant expenses. Amounts over $1,000 per month must be pre-approved by management of the Company in writing or will be disallowed. Both parties recognize that this amount may be increased or decreased without making changes to this document, provided the Company makes Consultant aware of the changed amount.

8.6

Consultant shall not, either during the continuance of its contract hereunder or at any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets or intellectual property of the Company (together or separately and as described below, “Proprietary Information”) and/or its subsidiary or subsidiaries, to any person other than the those necessary to effect this Agreement, Directors of the Company and/or its subsidiary or subsidiaries or for the Company's purposes and shall not (either during the continuance of its contract hereunder or at any time thereafter) use for its own purposes or for any purpose other than those of the Company any information it may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries, unless required by law.

8.7	Proprietary Information as that term is used herein shall consist of the following:

a)

all knowledge, data and information which Consultant may acquire from the documents and information disclosed to it by the Company, its employees, attorneys, consultants, independent contractors, clients or representatives whether orally, in written or electronic form or on electronic media including, by way of example and not by limitation, any products, customer lists, investor, banking or finance lists, supplier lists, marketing techniques, technical processes, formulae, inventions or discoveries (whether patentable or not), innovations, suggestions, ideas, reports, data, patents, trade secrets and copyrights, made or developed by the Company and related data and information related to the conduct of the business of the Company.

b)

Proprietary Information shall also include discussions with officers, directors, employees, independent contractors, attorneys, consultants, clients, finance sources, customers or representatives and the fact that such discussions are taking place.

c)	Proprietary Information shall not be directly or indirectly disclosed to any other person without the prior written approval of the Company.

d)

Proprietary Information may not be used during the period of this contract nor thereafter, for the betterment of any other commercial enterprise, company, project or person without the prior written approval of the Company.

e)

Proprietary Information shall NOT include matters of general public knowledge, information posted at any o the Company’s websites or in any Company public regulatory filing; information legally received or obtained by Consultant from a third party or parties without a duty of confidentiality, and information independently known or developed by Consultant without the assistance of the Company.

8.8

Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of its contract hereunder and use its best efforts to promote the interests of the Company. At all times Consultant will maintain a high degree of professionalism and integrity as would be expected in keeping with his senior executive role as President. Consultant reserves the right to refuse any request from the Company which may, in his reasonable opinion, violate either Federal or State Laws in either the United States or Canada.

8.9	This Agreement may be terminated forthwith by the Company or Consultant without notice if either party breaches the Agreement. A breach may include, but is not limited to, the following:

a)	The Company or Consultant shall commit any material breach of any of the provisions herein contained; or

b)	The Company or Consultant shall be guilty of any misconduct or neglect in the discharge of its duties hereunder; or

c)	The Company or Consultant shall become bankrupt or make any arrangements or composition with its creditors; or

d)	Consultant shall become of unsound mind or be declared incompetent to handle his own personal affairs; or

(e)

The Company or Consultant shall be convicted of any criminal offence other than an offence which, in the reasonable opinion of the Board of Directors of the Company, does not affect his/their position as a Consultant or a director of the Company.

This Agreement may also be terminated by either party upon sixty (60) days written notice to the other. Should the Company terminate this agreement for a reason not enumerated in items 8.9(a), 8.9(b), 8.9(c), 8.9(d), or 8.9(e), Consultant will be entitled to all Milestone Payments, as they relate to transactions which were in process but had not yet closed at the date of his termination, to which he would have otherwise been entitled for a period of 60 days after the date of his notice of termination.

8.10

In the event this Agreement is terminated by reason of default on the part of Consultant or the written notice of the Company, then at the request of the Board of Directors of the Company, Consultant shall forthwith resign any position or office which he then holds with the Company or any subsidiary of the Company. The provisions of Sections on Proprietary Information and on Confidentiality shall survive the termination or expiration of this Agreement.

8.11

Upon Termination or expiration of this Agreement, for any reason, Consultant shall do the following: Consultant must return to Lexaria immediately, all correspondence, information, reports, emails, phone recordings or transcripts, notes, Consultant contact information and all other materials related to the work performed for Lexaria including all Proprietary Information during the contract period.

a)

All such materials and information as referred to in Section 8.7, above, are the exclusive property of the Company. After returning, transmitting or otherwise sending such information to Lexaria, Consultant must destroy any and all remaining copy (ies) or records of same. Investor lists, banker and broker lists, and shareholder lists whether provided by Lexaria or developed by Consultant, if used by Consultant during activities provided under this Agreement, are the exclusive property of Lexaria any may not be used nor contacted in any manner by the Consultant for any non-Lexaria purpose either during the term of the this Agreement nor for two years following the expiration of this Agreement.

b)

All such materials and information as referred to in Section 12 were obtained during the time of the paid contract with Lexaria, and may not be shown, lent, given, discussed or in any way disclosed with or to any other party as per the terms of the contract. The Proprietary Information Consultant gained or had access to during the period of the contract is the exclusive property of Lexaria Corp, and the provisions governing such proprietary information survives the termination of this Consulting Agreement.

8.12

The Company is aware that Consultant is independent and may have and may continue to have financial, management or business interests in other companies. The Company agrees that Consultant may continue to devote time to such outside interests, provided that such interests do not conflict with or hinder Consultant’s ability to perform his duties under this Agreement.

8.13

The services to be performed by Consultant pursuant hereto are personal in character, to be performed by Mr. Philip Ainslie, and neither this Agreement nor any rights or benefits arising thereunder are assignable by Consultant without the previous written consent of the Company.

8.14

With the exception of any previously granted options or restricted stock, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the agreement between Consultant and the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other party hereto of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such previous agreements.

8.15

Any notice in writing or permitted to be given to Consultant hereunder shall be sufficiently given if delivered to Consultant personally or mailed by registered mail, postage prepaid, addressed to Consultant at the address on the front of this Agreement. Provided any such notice is mailed via guaranteed overnight delivery, as aforesaid shall be deemed to have been received by Consultant on the first business day following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of mailing provided such mailing is sent via guaranteed overnight delivery. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

8.16

The provisions of this Agreement shall inure to the benefit of and be binding upon Consultant and the successors and assigns of the Company. For this purpose, the terms "successors" and "assigns" shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

8.17

Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

8.18

This Agreement is being delivered and is intended to be managed from the Province of British Columbia and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of such Province. Similarly no provision within this contract is deemed valid should it conflict with the current or future laws of the United States of America or current or future regulations set forth by the United States Securities and Exchange Commission, the British Columbia Securities Commission, or the Ontario Securities Commission. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom or which enforcement of any waiver, change, modification or discharge is sought.

8.19

This Agreement and the obligations of the Company herein are subject to all applicable laws and regulations in force at the local, State, Province, and Federal levels in both Canada and the United States. In the event that there is an employment dispute between the Company and Consultant, Consultant agrees to allow it to be settled according to applicable Canadian law in an applicable British Columbia jurisdiction.

8.20

This contract will expire on June 30, 2018 unless renewed or extended by mutual written consent of both parties prior to that date and can further serve as a month-to-month agreement after that date if both parties so agree at that time.

8.21

Consultant understands and agrees that his name and likeness will be announced and widely circulated with regards to his role with the Company. His name will be disseminated through such avenues as press releases, websites, or other media; and in personal meetings and appearances and public events. Consultant understands that as a publicly traded entity, the Company has certain transparency obligations to its shareholders, stock exchanges, and other regulatory bodies, and has legal obligations to disclose Consultant’s initial and ongoing relationship with the Company during the normal course of business.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

Lexaria Bioscience Corp:

Authorized Signatory

SIGNED by:

DATED:

June 13, 2017
Philip Ainslie